Exhibit 10.15

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement is entered into and effective as of March 8, 2019 (the “Effective Date”), by and between Arcturus Therapeutics, Inc. (“Arcturus”), a Delaware corporation, having offices at 10628 Science Center Drive, Suite 250, San Diego, CA 92121 and MILLENNIUM PHARMACEUTICALS, INC. (“Takeda”), a wholly owned subsidiary of Takeda Pharmaceutical Company Limited and a Delaware corporation organized under the laws of Delaware, having offices at 40 Landsdowne Street, Cambridge, MA 02139, collectively the “Parties” and respectively the “Party”.

Whereas, Arcturus (i) owns a proprietary lipid nanoparticle technology referred to as LUNAR technology (the “LUNAR Technology”) which is useful in delivering therapeutic nucleic acid molecules to various cells in vivo, including hepatocytes, (ii) possesses expertise in producing lipid nanoparticle formulated therapeutic nucleic acid molecules, including mRNA, and (iii) has developed proprietary protein modification expertise, mRNA designs and processes to produce therapeutic mRNA molecules […***…] 1 and any data pertaining thereto), (the “Arcturus mRNA Technology”).

Whereas, Takeda possesses expertise in the pre-clinical and clinical development of therapeutic compounds to treat various conditions, including non-alcoholic steatohepatitis (NASH).

Whereas, the Parties have completed the Research Program to discover siRNA medicines under the Research Agreement executed by the Parties as of December 6, 2016, as amended (the “2016 Research Agreement”) with US $[…***…]2 of the research funding which was paid by Takeda to Arcturus and remains unspent or uncommitted by Arcturus at the time of completion (the “Remaining Funds”).

Whereas, notwithstanding Section 3.2 of the 2016 Research Agreement providing Arcturus’ obligation to reimburse the Remaining Funds to Takeda, the Parties desire to collaboratively conduct the research set forth in Exhibit A hereto (the “Research Plan”), by using the Remaining Funds for the purpose of generating, producing and/or optimizing therapeutic mRNA molecules […***…] 3  (collectively, the “Materials”) for their evaluation in […***…] 4  (the “Studies”) to inform the Parties as to whether or not to further develop the Materials for the treatment of […***…] 5.

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Now, Therefore, in consideration of the foregoing premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Conduct of the Studies.   The Studies will be carried out as agreed to in the Research Plan as set forth in Exhibit A and managed by the Parties.  During the term of the Studies, Arcturus hereby grants a non-exclusive and worldwide license to Takeda, with a right to sublicense to Takeda’s Affiliates and/or bona fide collaborators, to use Arcturus LUNAR Technology and Arcturus mRNA Technology solely for the purpose of conducting the Studies.  If either Party desires to change the scope, duration or costs associated with the Studies under this Agreement that differs from the scope delineated in the Research Plan, such change must be agreed to by the Parties in writing.

2.Research Funding.  The Parties agree to transfer all the Remaining Funds to cover the research funding under this Agreement.  The Remaining Funds will cover all costs for Arcturus support and activities under the Research Plan and Arcturus shall use the Remaining Funds solely for the purpose of the Studies hereunder until the completion of the Studies.  Except for a case of termination by Takeda of the Agreement pursuant to Section 18, the Parties agree that if part of the Remaining Funds are unspent or uncommitted for expenditure upon completion of the Studies, the Remaining Funds upon completion of the Studies are non-refundable.

3.Takeda-Proposed […***…] 6.  After the Effective Date, Takeda may disclose […***…] 7 the focus of the Research Plan.  Promptly after the disclosure […***…] 8 by Takeda, Arcturus shall notify Takeda in writing whether the Takeda-Proposed […***…] 9 is one of the Arcturus […***…] 10, with reasonably competent evidence.  If […***…] 11 is not one of the Arcturus […***…]12, such […***…]13 is referred to as “Takeda-Proposed […***…] 14” and is to be incorporated into the focus of the Research Plan.

4.Inventions.  The term “Inventions” shall mean all ideas, inventions, techniques and other technology, whether or not patentable, that are generated, developed or discovered in the performance of the Studies hereunder (whether by or on behalf of either Party or both Parties), and all intellectual property rights, titles and interests in and to any of the foregoing.  The Parties agree that all Inventions related to the Takeda-Proposed […***…] 15 (including, without limitation, mRNA encoding the Takeda-Proposed […***…] 16) (the “Takeda Invention”) shall be owned solely by Takeda, and Arcturus hereby assigns to Takeda all right, title and interest in and to the Takeda Invention. The Parties agree that all Inventions other than Takeda Inventions (including,

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without limitation, improvements to the LUNAR Technology and, Arcturus mRNA Technology, and the Arcturus […***…] 17) (the “Arcturus Inventions”) shall be owned solely by Arcturus, and Takeda hereby assigns to Arcturus all right, title and interest in and to all Arcturus Inventions.    Each Party agrees promptly to disclose all Inventions that it generates, develops or discovers in the performance of the Studies to the other Party and with respect to the Inventions owned by the other Party pursuant to the immediate foregoing two sentences to execute such documents and perform such other acts as the other Party may reasonably request to obtain, perfect and enforce such rights to the Arcturus Inventions or Takeda Inventions, as applicable, and the assignment thereof.  Each Party also shall require that any of its employee, officer or affiliate of it that engage in the Studies shall agree to assign, and shall assign, to it any Inventions made by such employee, officer or affiliate.  For the purpose of Section 11, all information regarding Arcturus Inventions shall be Confidential Information of Arcturus and all information regarding Takeda Inventions shall be Confidential Information of Takeda.

5.Exclusivity of Research Collaboration.  During the Term (as defined in Section 18), the Parties will not participate in, inform or perform any other research on therapeutic mRNA molecules designed to express […***…] 18  outside of this Agreement either internally or with or for a third party.

6.Results of the Research Plan.

(a)Report.  Upon the completion of each Party’s responsibilities under the Research Plan, to the extent applicable, each Party will provide the other Party with a written report of the following items:

(i)Descriptions of the work completed in the Studies;

(ii)Any Inventions; and

(iii)The data and other results generated in the performance of the Studies, the characterization of the Materials, and the methods by which the Materials and/or data and other results were generated (collectively, the “Research Results”).

Notwithstanding the foregoing, Arcturus has no obligation to disclose to Takeda the sequences of the mRNA constructs designed by Arcturus until the collaboration and/or license agreement is executed between the Parties as contemplated in Section 7.  For clarification, the Research Results do not include any Inventions.

(b)Takeda Research Results.  All Research Results that are related to the Takeda-Proposed […***…] 19 and not an Arcturus […***…] 20 (the “Takeda Research Results”) shall be owned solely by Takeda.  Arcturus shall treat the Takeda Research Results as the

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Confidential Information of Takeda in accordance with the terms and conditions of Section 11 as if they were disclosed by Takeda to Arcturus hereunder.

(c)Joint Research Results.  The Research Results other than the Takeda Research Results (the “Joint Research Results”) shall be owned jointly by the Parties.

(i)Use and Confidentiality During the Term.  During the Term, Arcturus shall treat the Joint Research Results as the Confidential Information of Takeda as if they were disclosed by Takeda to Arcturus hereunder and Takeda shall treat the Joint Research Results as the Confidential Information of Arcturus as if they were disclosed by Arcturus to Takeda hereunder, in each case in accordance with the terms and conditions of Section 11.

(ii)Use and Confidentiality After the Term.  After the end of Term, unless otherwise agreed between the Parties in the collaboration and/or license agreement that Section 7 contemplates, Arcturus and Takeda may use, and may have a third party use, the Joint Research Results for any purposes without paying consideration to the other party; provided, during […***…] 21  after the Term, each Party shall maintain all Joint Research Results in confidence and shall ensure that a third party to whom the Party discloses the Joint Research Results is bound by the substantially comparable confidentiality obligation.  The foregoing confidentiality obligation shall not apply to any information that either Party can establish by competent written proof falls becomes to fall under any of the exceptions provided in Section 12.

7.Exclusive Option.  Arcturus hereby grants Takeda an exclusive option to negotiate an exclusive research collaboration and/or an exclusive or non-exclusive license to LUNAR Technology, Arcturus mRNA Technology, the Arcturus Inventions and Arcturus’ rights in the Joint Research Results, for the further research, development and commercialization of mRNA therapeutics designed […***…] 22, and Takeda will have […***…]23 to exercise such option (the “Exclusive Option Period”) by delivering to Arcturus a written notice of option exercise (the “Option Exercise Notice”).  Arcturus shall negotiate the terms and conditions of such collaboration and/or licenses […***…] 24  (the “Exclusive […***…] 25 Period”).  Upon execution of the collaboration and/or license agreement pursuant to this Section 7, Arcturus shall disclose the […***…] 26 designed by Arcturus to Takeda.  […***…] 27, the Parties are unable to agree to the terms and conditions of the collaboration and/or license agreement, Arcturus may enter into an agreement relating to a research collaboration and/or an exclusive or non-exclusive license to LUNAR Technology, Arcturus mRNA Technology, the Arcturus Inventions and Arcturus’ rights in the Joint Research Results, for the further research, development and commercialization of mRNA therapeutics designed […***…] 28 with any third party, provided,

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that for […***…] 29 after expiration of the Exclusive […***…] 30 Period, the terms […***…] 31.

8.Transfer of Materials; Use of Materials.  In accordance with the Research Plan, Arcturus shall transfer the Materials to Takeda […***…] 32.  Takeda shall use the Materials solely for conducting the Studies under this Agreement and for no other purpose, including without limitation any commercial purpose or any research other than the Studies.  Unless otherwise permitted in the Research Plan or authorized by Arcturus in writing, Takeda shall not modify or create derivatives of the Materials, combine or mix the Materials with any other compound or ingredient or otherwise use the Materials in combination with any other compound or ingredient, or attempt to reverse engineer, deconstruct or in any way determine the structure or composition of the Materials.  Takeda shall not sell, transfer, disclose or otherwise provide access to the Materials, any derivative thereof, or any material resulting from the use of the Materials or any derivative thereof, to any person or entity without the express prior written consent of Arcturus (which Arcturus may withhold in its sole discretion), except that Takeda may allow access to the Materials to those employees of Takeda, its affiliates or its third party contractors who require such access in order to conduct the Studies on behalf of Takeda and for the Purpose; provided that such employees, affiliates and contractors are bound by written agreement to retain and use the Materials in a manner that is substantially consistent with the terms of this Agreement.  When the Studies are completed in accordance with the Research Plan, Takeda shall return any remaining Materials to Arcturus, or otherwise dispose of the Materials as instructed by Arcturus.

9.Restrictions on Use.  Takeda understands and agrees that the Materials may have unpredictable and unknown properties, that they are to be used with caution, and that they are not to be used for testing in or treatment of humans; provided, to its knowledge, Arcturus shall notify Takeda of information on the properties of the Materials reasonably necessary for Takeda to handle the Materials safely and in compliance with the following sentence.  Takeda shall use the Materials in compliance with all applicable laws and regulations, including, but not limited to, any laws or regulations relating to the research, testing, production, storage, transportation, export, packaging, labeling or other authorized use of the Materials.

10.Records; Results.  Each Party shall keep complete and accurate records of the results of the Studies performed under this Agreement and all Inventions and shall promptly and fully disclose to each other such results and Inventions.  The Parties may discuss, in person or otherwise, the Studies and the results thereof from time to time with each other.  During the Term, neither Party shall publish or present any information or data related to the Studies or the results thereof or any Inventions without the prior written consent of the other Party.

11.Confidentiality.  For purposes of this Agreement, “Confidential Information” shall mean (a) any and all knowledge, know-how, practices, processes, inventions, ideas and other information disclosed or made available by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), whether in written, oral, graphic, electronic or other form, and (b) information

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regarding all Research Results, including Inventions, that are owned by the other Party.  During the Term and […***…] 33 thereafter, each Party shall maintain all Confidential Information of the other Party in strict confidence and not to disclose any Confidential Information to any third party without obtaining a prior written consent of the other Party.  Each Party shall use the Confidential Information only for the purpose of carrying out the Studies and for the Purpose, and for no other purpose without obtaining a prior written consent of the other Party.    Each Party may disclose Confidential Information to its employees, officers, directors and consultants (and those of its affiliate or its third party contractors) requiring access thereto for conducting the Studies and for the Purpose; provided that each such employee, officer, director or consultant is bound by a written agreement to maintain the Confidential Information in confidence and to use Confidential Information solely to perform the Studies and for the Purpose.  A Party who discloses Confidential Information pursuant to the immediate foregoing sentence shall take all steps reasonably necessary to ensure that its employees, officers, directors, consultants and other representatives comply with the terms and conditions of this Agreement.

12.Exceptions.  The obligations of Section 11 shall not apply to any information that the Receiving Party can establish by competent written proof:

(a)at the time of disclosure to the Receiving Party hereunder is in the public domain or otherwise available to the public;

(b)[…***…]34

For purposes of clause (a) of this Section 12, no combination of elements within the Confidential Information shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain.  In addition, no element within the Confidential Information shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.

13.Authorized Disclosure.  Notwithstanding the provisions of Section 11, each Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Party shall give reasonable prior written notice to the other Party of such required disclosure and, at the other Party’s request and expense, shall cooperate with the other Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.

14.Compliance of Personnel of Each Party.  […***…] 35

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15.Ownership; No License.  The LUNAR Technology and Arcturus mRNA Technology shall at all times remain the sole and exclusive property of Arcturus, and, except for the license granted in Section 1, Takeda shall not obtain any right, license or ownership interest in or to any LUNAR Technology or Arcturus mRNA Technology as a result of its receipt or use of the Materials (including, but not limited to, use of Materials in the performance of the Studies) pursuant to this Agreement.  Nothing in this Agreement shall be construed as conferring on Takeda, expressly or by implication, any license, option to license or other right with respect to any patent, patent application or other intellectual property owned or controlled by Arcturus, except for the license granted in Section 1. Nothing in this Agreement grants Takeda the right to retain, distribute or commercialize the Materials (including derivatives thereof) under LUNAR Technology and Arcturus mRNA Technology or any other Confidential Information of Arcturus, or to use any of the foregoing in any manner other than as expressly permitted by this Agreement.  In addition, nothing in this Agreement shall impose any obligation upon either Party to negotiate or consummate a transaction or other business relationship with the other Party, to continue discussions with the other Party, or to prevent either Party from pursuing similar discussions, negotiations and business relationships with third parties unless otherwise restricted herein.

16.Disclaimer.  THE MATERIALS ARE SUPPLIED TO TAKEDA WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND ARCTURUS HEREBY DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON‑INFRINGEMENT.

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18.Term.  The term of this Agreement (“Term”) shall begin on the Effective Date and, subject to earlier termination of this Agreement in accordance with this Section 18, shall terminate upon the expiration of the Exclusive Option Period (or the expiration of the Exclusive […***…] 37 Period if Takeda provides the Option Exercise Notice within the Exclusive Option Period).  […***….] 38 In addition, either Party shall have the right to terminate this Agreement for material breach of this Agreement by the other Party upon […***…] 39  days’ written notice specifying the nature of the breach, unless such breach is cured to the non- breaching Party’s reasonable satisfaction within such 15‑day period.  Neither expiration nor termination shall relieve either Party of any obligation accruing prior to such expiration or termination.  Sections […***…] 40   shall survive the expiration or any termination of this Agreement.

19.Independent Contractors.  The Parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status.  This Agreement shall not constitute, create or in any way be interpreted as a joint venture or a partnership of any kind.

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20.Notices.  Any notices required or permitted to be given by a Party hereunder shall be given to the other Party at the address specified below or at such other address as the other Party shall specify in writing.  Such notices shall be in writing and shall be deemed given (i) upon personal delivery to the appropriate address, (ii) upon acknowledgment of receipt if delivered by electronic mail, or (iii) if sent by overnight courier, the next business day such courier regularly makes deliveries.

21.Governing Law.  This Agreement will be governed by and construed according to the laws of the State of New York, USA, excluding its conflicts of laws principles.

22.Injunctive Relief.  Takeda hereby acknowledges and agrees that in the event of any breach of this Agreement by Takeda, including, without limitation, the actual or threatened unauthorized disclosure or use of the Materials or Confidential Information without the prior express written consent of Arcturus, Arcturus may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate Arcturus for such injury.  Accordingly, Takeda agrees that Arcturus shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Arcturus may have for a breach of this Agreement.

23.Entire Agreement; Amendment.  This Agreement (including the Exhibit hereto) contains the final, complete and exclusive agreement of the Parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to said subject matter.  This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by duly authorize representatives of both Parties.

24.Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

25.Assignment.  The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and permitted assigns.  Neither Party shall have the right to assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.  Any attempted assignment or transfer not in accordance with this Agreement shall be void.

26.Non-Waiver.  Neither the waiver by Arcturus of any of its rights under this Agreement, nor Arcturus’s failure to enforce any provision of this Agreement or exercise any remedy hereunder, shall operate or be construed as a continuing waiver of same or of any other of Arcturus’s rights or remedies provided in this Agreement.  Any waiver by Arcturus of any right under this Agreement shall be specific as to a particular matter and shall not be effective unless in writing and signed by Arcturus. Neither the waiver by Takeda of any of its rights under this Agreement, nor Takeda’s failure to enforce any provision of this Agreement or exercise any remedy hereunder, shall operate or be construed as a continuing waiver of same or of any other of Takeda’s rights or remedies provided in this Agreement.  Any waiver by Takeda of any right under this Agreement shall be specific as to a particular matter and shall not be effective unless in writing and signed by Takeda.

27.Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

28.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  This Agreement may be executed and delivered by facsimile signature, PDF, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), any of which signatures shall have the same force and effect as original signatures.

[Signature page follows]

In Witness Whereof, the Parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Arcturus Therapeutics, Inc.	Millennium Pharmaceuticals, Inc.
By: /s/ Joseph Payne Name: Joseph Payne Title: President & CEO	By:/s/ Colm White Name: Colm White Title: VP of Operations
Address: Arcturus Therapeutics, Inc. 10628 Science Center Drive, Suite 250 San Diego, CA 92121 […***…][41]	Address: Millennium Pharmaceuticals, Inc. 40 Landsdowne Street, Cambridge, MA, 02111 […***…] [42]

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Exhibit A

Description of Materials and Studies

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